Exhibit 4.2
TELEFLEX INCORPORATED
as Issuer
WELLS FARGO BANK, N.A.
as Trustee

First Supplemental Indenture
Dated as of August 9, 2010
to the Indenture dated as
of
August 2, 2010

3.875% Convertible Senior Subordinated Notes due 2017

i

ii

     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 9, 2010, between Teleflex Incorporated, a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A, (the “Trustee”) as trustee under the Indenture dated as of August 2, 2010, between the Company and the Trustee (as amended or supplemented from time to time in accordance with the terms thereof, the "Original Indenture”).
RECITALS OF THE COMPANY
     WHEREAS, the Company executed and delivered the Original Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Original Indenture;
     WHEREAS, Section 9.1(j) of the Original Indenture provides for the Company and the Trustee to enter into supplemental indentures to the Original Indenture to establish the form and terms of Securities of any series as contemplated by Section 2.1 of the Original Indenture;
     WHEREAS, the Board of Directors has duly adopted resolutions authorizing the Company to execute and deliver this Supplemental Indenture;
     WHEREAS, pursuant to the terms of the Original Indenture, the Company desires to establish a new series of its Securities to be known as its “3.875% Convertible Senior Subordinated Notes due 2017” (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Original Indenture and this Supplemental Indenture;
     WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note and the Form of Notice of Conversion, Form of Fundamental Change Purchase Notice and Form of Assignment and Transfer contemplated under the terms of the Notes are to be substantially in the forms hereinafter provided; and
     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.
     NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the purchases of the Notes by the Holders thereof, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1.
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
               Section 1.01 Scope of Supplemental Indenture. The changes, modifications and supplements to the Original Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Original Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Original Indenture.
               Section 1.02 Definitions. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular;
     (ii) all words, terms and phrases defined in the Original Indenture (but not otherwise defined herein) shall have the same meanings as in the Original Indenture;
     (iii) all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, shall have the meanings assigned to them in the Trust Indenture Act;
     (iv) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of this instrument; and
     (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.
     “Additional Interest” has the meaning specified in Section 5.03.
     “Additional Notes” has the meaning specified in Section 2.01.
     “Additional Shares” has the meaning specified in Section 4.06(a).
     “Adjustment Event” means, any event that requires an adjustment to the Conversion Rate pursuant to Sections 4.04(a), (b), (c), (d) or (e).
     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control,” as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
     “Agent Members” has the meaning specified in Section 2.02(a).

     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Bid Solicitation Agent” means the Company or such other person (including the Trustee) as may be appointed, from time to time, by the Company to solicit bids for the Trading Price of the Notes in accordance with Section 4.01(b)(2). The Trustee shall initially act as the Bid Solicitation Agent.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other person, the board or committee of such person serving a similar function.
     “Business Day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or to be closed.
     “Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Settlement” has the meaning specified in Section 4.03(a).
     “Cash Settlement Averaging Period” with respect to any Note being converted means:
     (1) with respect to any Conversion Date occurring during the period beginning on March 30, 2017, the 80 consecutive Trading Days beginning on, and including, the 82nd Scheduled Trading Day prior to the Stated Maturity; and
     (2) in all other cases, the 80 consecutive Trading Day period beginning on, and including, the third Trading Day immediately following the related Conversion Date.
     “Clause A Distribution” has the meaning specified in Section 4.04(c).
     “Clause B Distribution” has the meaning specified in Section 4.04(c).
     “Clause C Distribution” has the meaning specified in Section 4.04(c).

     “close of business” means 5:00 p.m., New York City time.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Combination Settlement” has the meaning specified in Section 4.03(a).
     “Common Equity” of any person means Capital Stock of such person that is generally entitled (a) to vote in the election of directors of such person or (b) if such person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.
     “Common Stock” means the common stock of the Company, par value $1 per share, at the date of this Supplemental Indenture, or such other Reference Property into which the Company’s common stock is changed pursuant to Section 4.07.
     “Company” has the meaning specified in the first paragraph of this Supplemental Indenture.
     “Conversion Agent” means the Trustee or such other office or agency designated by the Company where Notes may be presented for conversion. The Trustee shall initially be the Conversion Agent.
     “Conversion Date” has the meaning specified in Section 4.02(b).
     “Conversion Notice” has the meaning specified in Section 4.02(b)(1).
     “Conversion Obligation” has the meaning specified in Section 4.01(a).
     “Conversion Price” means, in respect of each Note, as of any date, $1,000, divided by the Conversion Rate as of such date.
     “Conversion Rate” means initially 16.3084 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein.
     “Corporate Trust Office” means the address of the Trustee specified in Section 12.2 of the Original Indenture or such other address as to which the Trustee may give notice to the Company.
     “Credit Facilities” means that certain credit agreement, dated as of October 1, 2007, by and among the Company, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and Bank of America, N.A., as syndication agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.
     “Custodian” means the Trustee, as custodian with respect to the Notes (so long as the Notes constitute Global Notes), or any successor entity.

     “Daily Conversion Value” means, for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period, one-eightieth (1/80th) of the product of (a) the applicable Conversion Rate on such Trading Day and (b) the Daily VWAP of the Common Stock on such Trading Day.
     “Daily Deliverable Shares” means, for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value for such Trading Day and the Daily Specified Dollar Amount, divided by (ii) the Daily VWAP for such Trading Day.
     “Daily Principal Portion” means, for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period, an amount of cash equal to the lesser of (i) the Daily Specified Dollar Amount and (ii) the Daily Conversion Value for such Trading Day.
     “Daily Settlement Amount” means, for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period, an amount consisting of:
     (a) the Daily Principal Portion; and
     (b) if the Daily Conversion Value for such Trading Day exceeds the Daily Specified Dollar Amount, the Daily Deliverable Shares.
     “Daily Specified Dollar Amount” means an amount equal to the Specified Dollar Amount (if any), divided by 80.
     “Daily VWAP” means, for each Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TFX.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
     “Defaulted Amounts” has the meaning specified in Section 5.06.
     “Depository” means initially The Depository Trust Company until a successor Depository shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Depository” shall mean such successor Depository.
     “Designated Senior Indebtedness” means:
     (1) any Indebtedness outstanding under the Credit Facilities;

     (2) any Indebtedness outstanding under the Existing Senior Notes; and
     (3) any other Senior Indebtedness the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Indebtedness.”
     “Distributed Property” has the meaning specified in Section 4.04(c).
     “Dividend Threshold” means initially $0.34 and will be adjusted, in a manner inversely proportional to adjustments to the Conversion Rate pursuant to Section 4.04; provided that no adjustment will be made to the Dividend Threshold for any adjustment to the Conversion Rate under Section 4.04(d).
     “Effective Date” has the meaning specified in Section 4.06(c).
     “Event of Default” has the meaning specified in Section 5.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.
     “Existing Note Purchase Agreement” means, with respect to any series or tranche of Existing Senior Notes, the note purchase agreement among the Company, the guarantors thereto and the initial holders of such Existing Senior Notes, as supplemented, amended, restated, extended, renewed, replaced or otherwise modified from time to time prior to the date hereof.
     “Existing Senior Notes” (i) the Company’s (a) Series 2004-1 Tranche A Notes due 2011, (b) Series 2004-1 Tranche B Notes due 2014 and (c) Series 2004-1 Tranche C Notes due 2016, each issued pursuant to the Existing Note Purchase Agreement, dated July 8, 2004, as amended and (ii) the Company’s (a) Series A Senior Notes due 2012, (b) Series B Senior Notes due 2014 and (c) Floating Rate Series C Senior Notes due 2012, each issued pursuant to the Existing Note Purchase Agreement, dated October 1, 2007.
     “Expiration Date” has the meaning specified in Section 4.04(e).
     “Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.
     “Form of Fundamental Change Purchase Notice” means the “Form of Fundamental Change Purchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.
     “Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

     “Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:
     (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and its and their respective employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become, or the Company acquires knowledge based upon a public announcement by such a person or group, that such a person or group has become, the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of the Company’s Common Equity;
     (2) consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (ii) any share exchange, consolidation or merger pursuant to which the Common Stock will be converted into cash, securities or other property or assets, or any sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than the Company or one of its Subsidiaries; provided, however, that a transaction (1) as a result of which the holders of all classes of the Company’s Common Equity immediately prior to such transaction will own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or limited liability company (that is treated as a corporation for U.S. federal income tax purposes) or transferee or a direct or indirect parent thereof immediately after such transaction or (2) which is effected solely to change the Company’s jurisdiction of incorporation into a jurisdiction within the U.S. and results in reclassification, conversion or exchange of outstanding Common Stock solely into shares of common stock of the surviving entity or a direct or indirect parent thereof, shall not be a Fundamental Change; provided further, that, for the avoidance of doubt, the sale, conveyance, transfer, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company’s Commercial and/or Aerospace segments (as such terms are defined in the Company’s condensed consolidated financial statements for the six months ended June 27, 2010) shall not be a Fundamental Change;
     (3) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or
     (4) the Common Stock (or other common stock issuable upon conversion) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).
     A Fundamental Change as a result of clause (1), (2) or (4) above will not be deemed to have occurred, however, in connection with any transaction or transactions described in clause (1) or clause (2) pursuant to which at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters appraisal rights and cash dividends) received or to be received by holders of Common Stock in connection with such transaction or transactions consists of shares of common stock or equivalent Common Equity that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of this transaction or transactions the notes become convertible based on such consideration pursuant to the Section 4.07 and subject to Section 4.03.
     “Fundamental Change Company Notice” has the meaning specified in Section 3.01(b).
     “Fundamental Change Purchase Date” has the meaning specified in Section 3.01(a).
     “Fundamental Change Purchase Notice” has the meaning specified in Section 3.01(a)(1).
     “Fundamental Change Purchase Price” has the meaning specified in Section 3.01(a).
     “Fundamental Change Expiration Time” has the meaning specified in Section 3.01(a)(1).
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Supplemental Indenture.
     “Global Note” means any Note that is a Global Security.
     “Guarantee” of or by any person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof;
     (2) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;
     (3) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or
     (4) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation;
     provided, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee will be assumed to be direct obligations of such obligor.
     “Hedging Obligations” means, with respect to any specified person, the obligations of such person under:
     (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
     (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and
     (3) commodity swap agreements, commodity cap agreements, commodity collar agreements, foreign exchange contracts, currency swap agreements or any other agreements or arrangements designed to protect such person against fluctuations in, or providing for the transfer or mitigation of risks related to, currency exchange rates or commodity prices, in each case, either generally or under specific contingencies.
     For the avoidance of doubt, no obligation of any specified person under any Permitted Convertible Indebtedness Call Transaction will constitute a Hedging Obligation with respect to such person.
     “Holder” means a person in whose name a Note is registered.
     “Indebtedness” of any person means, any indebtedness of such person (excluding accrued expenses and commercial letters of credit, trade payables or similar obligations to a trade creditor accrued in the ordinary course of business), whether or not contingent, without duplication:
     (1) all Obligations of such person for borrowed money (including, without limitation, any such obligations convertible into Capital Stock or other securities);
     (2) all Obligations of such person evidenced by bonds, debentures, notes or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);
     (3) all Obligations of such person in respect of the deferred and unpaid purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and if not paid after becoming due and payable (excluding current accounts payable incurred in the ordinary course of business);
     (4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed;

     (5) all Guarantees by such person of Indebtedness of others;
     (6) all Capital Lease Obligations of such person;
     (7) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty;
     (8) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances; and
     (9) representing any Hedging Obligations.
     For the avoidance of doubt, no indebtedness of any person under any Permitted Convertible Indebtedness Call Transaction will constitute Indebtedness of such person. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.
     “Indenture” means the Original Indenture, as originally executed and as supplemented from time to time by one or more indentures supplemental thereto, including this Supplemental Indenture, entered into pursuant to the applicable provisions of the Indenture, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Original Indenture, this Supplemental Indenture and any other such supplemental indenture, respectively.
     “Initial Notes” has the meaning specified in Section 2.01.
     “Interest Payment Date” means, with respect to the payment of interest on the Notes, each February 1 and August 1 of each year.
     “Issue Date” means, with respect to the Notes, August 9, 2010.
     “Last Reported Sale Price” of the Common Stock on any date means:
          (1) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded;
          (2) if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization; or
          (3) if the Common Stock is not so quoted, the “Last Reported Sale Price” shall be as determined by a nationally recognized independent investment banking firm selected by the Company for this purpose. The Last Reported Sale Price of the Common Stock will be determined without reference to early hours, after hours or extended market trading.
     “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, determined after giving effect to any exceptions or exclusions to such definition, including without limitation the first full paragraph immediately following clause (4) of the definition thereof, but without regard to the first proviso in clause (2) of the definition thereof.
     “Market Disruption Event” means:
     (1) for purposes of determining amounts due upon conversion pursuant to Section 4.03, (x) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (y) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock and
     (2) for all other purposes, if the Common Stock is listed for trading on the New York Stock Exchange or another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
     “Measurement Period” has the meaning specified in Section 4.01(b)(2).
     “Merger Common Stock” has the meaning specified in Section 4.07(c)(1).
     “Merger Event” has the meaning specified in Section 4.07(a).
     “Merger Valuation Percentage” has the meaning specified in Section 4.07(d)(1).
     “Merger Valuation Period” has the meaning specified in Section 4.07(d)(2).
     “Minimum Holder” has the meaning specified in Section 4.01(b)(2).
     “Nonpayment Default” has the meaning specified in Section 10.03(a)(2).
     “Note” or “Notes” has the meaning specified in the fourth paragraph of the recitals of this Supplemental Indenture, and shall include any Additional Notes issued pursuant to Section 2.01.

     “Obligations” means any principal, interest, penalties, fees, premiums, make whole amounts, indemnifications, reimbursements, damages and other costs, expenses and liabilities payable under the documentation governing any Indebtedness.
     “open of business” means 9:00 a.m., New York City time.
     “Original Indenture” has the meaning specified in the first paragraph of this Supplemental Indenture.
     “Outstanding” with respect to the Notes, has the meaning specified in Section 2.9 of the Original Indenture with respect to Securities “outstanding,” as modified by Section 2.04 and Section 3.04.
     “Paying Agent” has the meaning set forth in the Original Indenture, which shall initially be the Trustee, and shall be the person authorized by the Company to pay the principal amount of, interest on, or Fundamental Change Purchase Price of, any Notes on behalf of the Company.
     “Payment Blockage Notice” has the meaning specified in Section 10.03(a)(2).
     “Payment Default” has the meaning specified in Section 10.03(a)(1).
     “Permitted Convertible Indebtedness Call Transaction” means (i) any call or capped option (or substantively equivalent derivative transaction) on Common Stock purchased by the Company or one of its Subsidiaries in connection with the issuance of the Notes (a “Permitted Bond Hedge Transaction”); and (ii) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Common Stock sold by the Company substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction (a “Permitted Warrant Transaction”).
     “Physical Notes” means certificated Notes that are not in global form and are registered in the name of the Holder and issued in denominations of $1,000 principal amount and multiples thereof.
     “Physical Settlement” has the meaning specified in Section 4.03(a).
     “Register” has the meaning specified in Section 2.4 of the Original Indenture with respect to the register with respect to the Notes.
     “Regular Record Date” means, with respect to the payment of interest on the Notes, the January 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on February 1 and the July 15 (whether or not a Business Day) immediately preceding an Interest Payment Date on August 1.
     “Reference Property” has the meaning specified in Section 4.07(a).
     “Representative” means the indenture trustee or other trustee, agent or representative for any Senior Indebtedness; provided that, if no Representative has been appointed under the instrument governing any series of Senior Indebtedness, any holder or group of holders of such series of Senior Indebtedness certifying that it holds a percentage of such series of Designated Senior Indebtedness sufficient to cause the acceleration thereof will be deemed a Representative.
     “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
     “Senior Indebtedness” means:
     (1) all Indebtedness of the Company outstanding under the Credit Facilities, all Existing Senior Notes, all Hedging Obligations, all Treasury Management Arrangements and all Obligations with respect to any of the foregoing;
     (2) any other Indebtedness of the Company permitted to be incurred under the terms of this Supplemental Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and
     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).
Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:
     (1) any liability for federal, state, local or other taxes owed or owing by the Company;
     (2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;
     (3) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby); or
     (4) the portion of any Indebtedness that is incurred in violation of this Supplemental Indenture; provided that Indebtedness under Designated Senior Indebtedness will not cease to be “Senior Indebtedness” by virtue of this clause (4) if it was advanced on the basis of an Officers’ Certificate to the effect that it was permitted to be incurred under this Supplemental Indenture.
     “Settlement Amount” has the meaning specified in Section 4.03(a)(2).
     “Settlement Election” has the meaning specified in Section 4.03(a)(1).
     “Settlement Election Notice” has the meaning specified in Section 4.03(a)(1).
     “Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected by the Company.

     “Significant Subsidiary” means, with respect to any person, a Subsidiary of such person that would constitute a “significant subsidiary” as such term is defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the original date of issuance of the Notes.
     “Specified Dollar Amount” means an amount of cash per $1,000 principal amount of converted Note equal to $1,000; provided that, in the event of the delivery of any Settlement Election Notice specifying a different Specified Dollar Amount pursuant to Section 4.03(a)(1), during the period during which such Settlement Election Notice is effective, the Specified Dollar Amount shall be as specified in such Settlement Election Notice.
     “Spin-Off” has the meaning specified in Section 4.04(c).
     “Stated Maturity” means, with respect to any Note and the payment of the principal amount thereof, August 1, 2017.
     “Stock Price” has the meaning specified in Section 4.06(c).
     “Subsidiary” means, with respect to any specified person:
          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof); and
          (2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.
     “Successor Company” has the meaning specified in Section 8.01(a).
     “Supplemental Indenture” has the meaning specified in the first paragraph hereof.
     “Trading Day” means:
          (1) for purposes of determining amounts due upon conversion pursuant to Section 4.03 only, a day on which (x) there is no Market Disruption Event (as defined in clause (1) of the definition thereof) and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, except that if the Common Stock (or other security for which a Daily VWAP must be determined) is not so listed or traded, “Trading Day” means a Business Day; and
          (2) for all other purposes, a day on which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded and there is no Market Disruption Event (as defined in clause (2) of the definition thereof); provided that if the Common Stock (or other security for which a closing sale price must be determined) is not so listed or traded, “Trading Day” means a Business Day.
     “Trading Price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the Bid Solicitation Agent for $5.0 million principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, that one bid shall be used. If the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the Notes from a nationally recognized securities dealer, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate on such Trading Day.
     “Trading Price Condition” has the meaning specified in Section 4.01(b)(2).
     “Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Trigger Event” has the meaning specified in Section 4.04(c).
     “Trustee” has the meaning set forth in the first paragraph of this Supplemental Indenture.
     “Underwriters” means Goldman, Sachs & Co.; Jefferies & Company Inc.; Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated; and J.P. Morgan Securities Inc.
     “unit of Reference Property” has the meaning specified in Section 4.07(a).
     “U.S.” means the United States of America.
     “Valuation Period” has the meaning specified in Section 4.04(c).

     “Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the Board of Directors of such person.
               Section 1.03 References to Interest. Any reference to interest on, or in respect of, any Note in the Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 5.03. Any express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.
ARTICLE 2.
THE SECURITIES
               Section 2.01 Title and Terms; Payments. There is hereby established a Series of Securities designated the “3.875% Convertible Senior Subordinated Notes due 2017” initially limited in aggregate principal amount to $400,000,000, which amount shall be as set forth in a Company Order for the authentication and delivery of Notes pursuant to Section 2.3 of the Original Indenture.
     The principal amount of Notes then Outstanding shall be payable at the Stated Maturity. Interest on the Notes shall accrue at a rate of 3.875% per annum, from the Issue Date or from the most recent date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable semi-annually in arrears on each Interest Payment Date, beginning on February 1, 2011, to the person in whose name a Note is registered on the Register at the close of business on the Regular Record Date immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The Notes will not have the benefit of Article XIII of the Original Indenture.
     The Company may, at its election and without notice to or the consent of the Holders of the Notes, hereafter issue additional notes (“Additional Notes”) under the Indenture with the same terms and with the same CUSIP numbers as the Notes issued on the date of this Supplemental Indenture (the “Initial Notes”) in an unlimited aggregate principal amount. The Notes and such Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and offers to purchase; provided that, if any such Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes or securities law purposes with any Notes previously issued, such Additional Notes shall trade separately from such previously issued Notes under a separate CUSIP number but shall otherwise be treated as a single class with all other Notes issued under the Indenture.
     The Form of Note shall be substantially as set forth in Exhibit A and the Form of Notice of Conversion, the Form of Fundamental Change Purchase Notice and the Form of Assignment and Transfer shall be substantially as set forth in Attachments 1, 2 and 3, respectively, to Exhibit A, each of which is incorporated into and shall be deemed a part of this Supplemental Indenture, and in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined to be necessary or appropriate by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes.
     The Company shall pay the principal of and interest on any Global Note in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Global Note. The Company shall pay the principal of and interest on any Physical Notes at the office or agency designated by the Company for that purpose, unless a Holder timely requests to have such amounts paid by wire transfer in accordance with the final three sentences of this paragraph, in which case the Company shall instead pay such principal of and interest on any Physical Notes by wire transfer in accordance with the transfer instructions provided in such request. The Company has initially designated the Trustee as its Paying Agent and its Registrar in respect of the Notes and its agency in New York City as a place where Notes may be presented for payment or for registration of transfer. The Company may, however, change the Paying Agent or the Registrar for the Notes without prior notice to the Holders thereof, and the Company or one of its wholly owned Subsidiaries may act as the Paying Agent or the Registrar for the Notes. Payments on any Physical Notes having a principal amount of at least $10,000,000 shall be payable, if the Holder of such Physical Notes so requests in accordance with the two immediately succeeding sentences, by wire transfer of immediately available funds to an account specified by the Holder at a bank in New York City, New York. To request payment by wire transfer, the Holder must give appropriate transfer instructions to the Trustee or other Paying Agent (if not the Trustee) at least 15 Business Days before the requested wire payment is due and, in the case of any interest payments, the instructions must be given by the person who is shown on the Trustee’s records as the Holder of the Physical Note on the applicable Regular Record Date. All applications for payment by wire transfer shall remain in effect unless and until new instructions are given in the manner described in the immediately preceding sentence.
     A Holder may transfer or exchange Notes at the office of the Registrar in accordance with Section 2.7 of the Original Indenture. The Company is not required to transfer or exchange any Note surrendered for conversion pursuant to Section 4.01(b).
               Section 2.02 Book-Entry Provisions for Global Notes. (a) The Notes initially shall be issued in the form of one or more Global Notes without interest coupons (i) registered in the name of Cede & Co., as nominee of the Depository and (ii) delivered to the Trustee as custodian for the Depository.
     Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Supplemental Indenture or the Original Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and Cede & Co., or such other person designated by the Depository as its nominee, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

     (b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Notwithstanding anything to the contrary in Section 2.7 of the Original Indenture, interests of beneficial owners in a Global Note may be transferred or exchanged, in whole or in part, for Physical Notes, only if:
          (1) the Depository notifies the Company at any time that the Depository is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed within 60 days;
          (2) the Depository ceases to be registered as a clearing agency under the Exchange Act and a successor Depository is not appointed within 60 days; or
          (3) an Event of Default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued as Physical Notes, in each case in accordance with the rules and procedures of the Depository. Other than as set forth in this Section 2.02(b), the Notes shall remain in global form as Global Notes.
     (c) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount in accordance with Section 2.7 of the Original Indenture, as modified by this Section 2.02.
     (d) In connection with the transfer of the entire Global Note to beneficial owners pursuant to Section 2.7 of the Original Indenture, as modified by this Section 2.02, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations and the same tenor.
     (e) The Holder of Global Notes may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Supplemental Indenture, Original Indenture or the Notes.
               Section 2.03 Reporting Requirement. For purposes of Section 4.4 of the Original Indenture, (i) Clause (i) of Section 4.4(a) shall not apply and the applicable date set forth in clause (ii) of such Section 4.4(a) shall give effect to any grace period provided by Rule 12b-25 under the Exchange Act and (ii) documents filed by the Company with the Commission via the Commission’s EDGAR system shall be deemed to be filed with the Trustee as of the time such documents are filed via the Commission’s EDGAR system. For the Trustee’s administrative convenience, the Company shall notify the Trustee by email of such filing.
               Section 2.04 Repurchase and Cancellation. To the extent permitted by law, the Company may at any time and from time to time repurchase Notes in open market purchases or by tender at any price or in negotiated transactions without giving prior notice to Holders. The Company shall surrender any Notes repurchased by the Company to the Trustee for cancellation in accordance with Section 2.12 of the Original Indenture and any such Notes repurchased by the Company shall be deemed to be no longer Outstanding. Any Notes surrendered for cancellation by the Company shall not be reissued or resold.
ARTICLE 3.
FUNDAMENTAL CHANGES AND PURCHASES THEREUPON
               Section 3.01 Purchase at Option of Holders Upon a Fundamental Change. (a) If a Fundamental Change occurs at any time prior to the Stated Maturity, then each Holder of Notes shall have the right, at such Holder’s option, to require the Company to purchase for cash any or all of such Holder’s Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, on a date (the “Fundamental Change Purchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Fundamental Change Purchase Date is after a Regular Record Date and on or prior to the Interest Payment Date to which such Regular Record Date relates, the Company shall instead pay the full amount of accrued and unpaid interest on the Interest Payment Date to the Holders of record as of the preceding Regular Record Date.
     Purchases of Notes under this Section 3.01 shall be made, at the option of the Holder thereof, upon:
          (1) delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Purchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A (if the Notes are Physical Notes) or in compliance with the Depository’s procedures for tendering interests in Global Notes (if the Notes are Global Notes) in each case before the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date (the “Fundamental Change Expiration Time”); and
          (2) delivery of the Notes, in the case of Physical Notes, to the Paying Agent appointed by the Company (together with all necessary endorsements for transfer), or book-entry transfer of the Notes, in compliance with the procedures of the Depository, such delivery or transfer being a condition to receipt by the Holder of the Fundamental Change Purchase Price therefor.
     The Fundamental Change Purchase Notice in respect of any Notes to be purchased shall state:

          (1) if such Notes are Physical Notes, the certificate numbers of such Notes;
          (2) the portion of the principal amount of such Notes, which must be $1,000 or an integral multiple thereof; and
          (3) that such Notes are to be purchased by the Company pursuant to the applicable provisions of the Notes and this Supplemental Indenture;
provided, however, that if such Notes are Global Notes, the Fundamental Change Purchase Notice must also comply with appropriate procedures of the Depository; provided, further that that if Physical Notes have not been issued, the Fundamental Change Purchase Notice must comply with appropriate procedures of the Depository.
     Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by this Section 3.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Purchase Notice at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.03.
     The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.
     (b) On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of the Notes, the Trustee and the Paying Agent (in the case of any Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of such Fundamental Change and of the purchase right at the option of the Holders arising as a result thereof. Such notice shall be sent by first class mail or, in the case of any Global Notes, in accordance with the procedures of the Depository for providing notices. Simultaneously with providing such Fundamental Change Company Notice, the Company shall make a press release and publish such information on the Company’s website or through such other public medium as the Company may use at such time.
     Each Fundamental Change Company Notice shall specify:
          (1) the events causing the Fundamental Change;
          (2) the date of the Fundamental Change;
          (3) the last date on which a Holder of Notes may exercise the purchase right pursuant to this Article 3;
          (4) the Fundamental Change Purchase Price;
          (5) the Fundamental Change Purchase Date;
          (6) the name and address of the Paying Agent and the Conversion Agent, if applicable;

          (7) the applicable Conversion Rate and any adjustments to the applicable Conversion Rate;
          (8) that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with this Supplemental Indenture;
          (9) that the Holder must exercise the purchase right prior to the Fundamental Change Expiration Time;
          (10) that the Holder shall have the right to withdraw any Notes surrendered for purchase prior to the Fundamental Change Expiration Time; and
          (11) the procedures that Holders must follow to require the Company to purchase their Notes.
     No failure of the Company to give the foregoing notices and no defect therein shall limit the purchase rights of the Holders of Notes or affect the validity of the proceedings for the purchase of the Notes pursuant to this Section 3.01.
     (c) Notwithstanding the foregoing, there shall be no purchase of any Notes pursuant to this Section 3.01 if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Purchase Price with respect to such Notes) and shall deem to be cancelled any instructions for book-entry transfer of the Notes in compliance with the procedures of the Depository, in which case, upon such return or cancellation, as the case may be, the Fundamental Change Purchase Notice with respect thereto shall be deemed to have been withdrawn.
               Section 3.02 Effect of Fundamental Change Purchase Notice. Upon receipt by the Paying Agent of a Fundamental Change Purchase Notice specified in Section 3.01, the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03) thereafter be entitled to receive solely the Fundamental Change Purchase Price in cash with respect to such Note. Such Fundamental Change Purchase Price shall be paid to such Holder, subject to receipt of funds by the Paying Agent, on the later of (x) the applicable Fundamental Change Purchase Date (provided the conditions in Section 3.01 have been satisfied) and (y) the time of delivery or book-entry transfer of such Note to the Paying Agent by the Holder thereof in the manner required by Section 3.01.
               Section 3.03 Withdrawal of Fundamental Change Purchase Notice. A Fundamental Change Purchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Paying Agent in accordance with the Fundamental

Change Company Notice at any time prior to the Fundamental Change Expiration Time, specifying:
          (1) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted;
          (2) if Physical Notes have been issued, the certificate numbers of the withdrawn Notes; and
          (3) the principal amount, if any, of such Notes that remains subject to the original Fundamental Change Purchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;
provided, however, that if Physical Notes have not been issued, the notice must comply with appropriate procedures of the Depository.
     The Paying Agent will promptly return to the respective Holders thereof any Physical Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with the provisions of this Section 3.03.
               Section 3.04 Deposit of Fundamental Change Purchase Price. Prior to 11:00 a.m., New York City time on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of either of them is acting as the Paying Agent, shall segregate and hold in trust as provided herein) an amount of money (in immediately available funds if deposited on such Business Day) sufficient to pay the Fundamental Change Purchase Price of all the Notes or portions thereof that are to be purchased as of the Fundamental Change Purchase Date. If the Paying Agent holds cash sufficient to pay the Fundamental Change Purchase Price of the Notes for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with this Supplemental Indenture on the Fundamental Change Purchase Date, then as of such Fundamental Change Purchase Date, (a) such Notes will cease to be Outstanding and interest will cease to accrue thereon (whether or not book-entry transfer of such Notes is made or such Notes have been delivered to the Paying Agent) and (b) all other rights of the Holders in respect thereof will terminate (other than the right to receive the Fundamental Change Purchase Price upon delivery or book-entry transfer of such Notes).
               Section 3.05 Notes Purchased in Whole or in Part. Any Note that is to be purchased, whether in whole or in part, shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires in the case of Physical Notes, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.
               Section 3.06 Covenant to Comply With Applicable Laws Upon Purchase of Notes. In connection with any offer to purchase Notes under Section 3.01, the Company shall,

in each case if required, (i) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable, (ii) file a Schedule TO or any other required schedule under the Exchange Act and (iii) otherwise comply with all federal and state securities laws, in each case, so as to permit the rights and obligations under Section 3.01 to be exercised in the time and in the manner specified in Section 3.01.
               Section 3.07 Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Company is obligated to purchase as of the Fundamental Change Purchase Date, then, following the Fundamental Change Purchase Date, the Paying Agent shall promptly return any such excess to the Company.
ARTICLE 4.
CONVERSION
               Section 4.01 Right to Convert. (a) Subject to and upon compliance with the provisions of this Article 4, each Holder of Notes shall have the right, at such Holder’s option, to convert the principal amount of any such Notes, or any portion of such principal amount equal to $1,000 or an integral multiple thereof, at the Conversion Rate then in effect (subject to the settlement provisions set forth in Section 4.03, the “Conversion Obligation”) (x) prior to the close of business on the Business Day immediately preceding May 1, 2017, only upon satisfaction of one or more of the conditions described in Section 4.01(b) and (y) on or after May 1, 2017, at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Stated Maturity.
     (b) (1) The Notes may be surrendered for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after September 26, 2010, if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is greater than 130% of the applicable Conversion Price on each applicable Trading Day. The Company shall determine at the beginning of each fiscal quarter commencing after September 26, 2010 whether the Notes may be surrendered for conversion in accordance with this clause (1) and shall notify the Company and the Trustee (in the case of a Conversion Agent other than the Trustee) if the Notes become convertible in accordance with this clause (1).
     (2) The Notes may be surrendered for conversion during the five Business Day period after any five consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes, as determined following a request by a Holder of at least $1.0 million aggregate principal amount of Notes (a “Minimum Holder”) in accordance with the procedures set forth in this clause (2), for each Trading Day of such Measurement Period was less than 98% of the product of the Last Reported Sale Price of the Common Stock on such Trading Day and the applicable Conversion Rate on such Trading Day (the “Trading Price Condition”). The Trading Prices shall be determined by the Bid Solicitation Agent pursuant to this clause (2) and the definition of “Trading Price” set forth in Section 1.02. The Company shall provide written notice to the Bid Solicitation Agent (if other than the Company) of the three independent nationally recognized securities dealers selected by the Company in accordance with the definition of Trading Price, along with appropriate contact information for each. The Bid Solicitation Agent (if other than the Company) shall have no obligation to determine the Trading Price of the Notes in accordance with this clause (2) unless requested by the Company, and the Company shall have no obligation to make such request unless a Minimum Holder provides the Company with reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate, at which time the Company shall instruct the Bid Solicitation Agent to determine (or, if the Company is then acting as Bid Solicitation Agent, the Company shall determine) the Trading Price of the Notes beginning on the next Trading Day following the receipt of such evidence and on each successive Trading Day until the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate. If the Company does not so instruct the Bid Solicitation Agent to obtain (or, if the Company is then acting as Bid Solicitation Agent, the Company does not obtain) bids when required, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Last Reported Sale Price of the Common Stock and the applicable Conversion Rate on each day the Company fails to do so. If the Trading Price Condition has been met, the Company shall so notify the Holders, the Trustee and the Conversion Agent (if other than the Trustee). If, at any time after the Trading Price Condition has been met, the Trading Price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the Last Reported Sale Price of the Common Stock on such Trading Day and the applicable Conversion Rate, the Company shall so notify the Holders of the Notes, the Trustee and the Conversion Agent (if other than the Trustee).
     (3) Prior to the close of business on the Business Day immediately preceding May 1, 2017, if the Company elects to:
     (a) issue to all or substantially all holders of the Common Stock rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement of such issuance; or
     (b) distribute to all or substantially all holders of the Common Stock the Company’s assets, debt securities or rights to purchase securities of the Company, which distribution has a per share value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price of the Common Stock on, and including, the Trading Day immediately preceding the date of announcement for such distribution, then, in each case, the Company shall notify the Holders of the Notes at least 85 Scheduled Trading Days prior to the Ex-Dividend Date for such issuance or distribution. The Company shall notify Holders of any such issuance or distribution with Ex-Dividend Date on or after May 1, 2017 and on or prior to August 1, 2017, at least 85 Scheduled Trading Days prior to such Ex-Dividend Date. Once the Company has given such notice, a Holder may surrender all or a portion of its Notes for conversion at any time until the earlier of (x) the close of business on the Business Day immediately preceding such Ex-Dividend Date and (y) the Company’s announcement that such issuance or distribution will not take place. A Holder may not convert any Notes based on this Section 4.01(b)(3) if such Holder of the Notes participates, at the same time and upon the same terms as holders of Common Stock and as a result of holding the Notes, in any of the transactions described in this Section 4.01(b)(3) without having to convert its Notes as if it held a number of shares of Common Stock equal to the applicable Conversion Rate multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.
     (4) Prior to the close of business on the Business Day immediately preceding May 1, 2017, if:
     (a) a Fundamental Change occurs;
     (b) a Make-Whole Fundamental Change occurs; or
     (c) the Company is a party to (i) a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other assets or (ii) a sale, conveyance, transfer or lease of all or substantially all of its assets, in each case that does not constitute a Fundamental Change;
a Holder may surrender all or a portion of its Notes for conversion at any time from or after the effective date of the transaction until 35 Trading Days immediately following such effective date, or if such transaction also constitutes a Fundamental Change, until the related Fundamental Change Purchase Date. The Company shall notify Holders and the Trustee as promptly as practicable following the date on which the Company publicly announces such transaction but in no event later than five Business Days after the effective date of such transaction.
               Section 4.02 Conversion Procedures. (a) Each Note shall be convertible at the office of the Conversion Agent and, if applicable, in accordance with the procedures of the Depository.
     (b) In order to exercise the conversion privilege with respect to a beneficial interest in a Global Note, the Holder must complete the appropriate instruction form for conversion pursuant to the Depository’s book-entry conversion program, furnish appropriate endorsements and transfer documents if required by the Company or the Conversion Agent, and pay the funds, if any, required by Section 4.03(c) and any taxes or duties if required pursuant to Section 4.08, and the Conversion Agent must be informed of the conversion in accordance with the customary practice of the Depository. In order to exercise the conversion privilege with respect to any Physical Notes, the Holder of any such Notes to be converted, in whole or in part, shall:
          (1) complete and manually sign a conversion notice in the form set forth in the Form of Notice of Conversion (the “Conversion Notice”) or a facsimile of the Conversion Notice;
          (2) deliver the Conversion Notice, which is irrevocable, and the Note to the Conversion Agent;

          (3) if required, furnish appropriate endorsements and transfer documents,
          (4) if required, make any payment required under Section 4.03(c); and
          (5) if required, pay all transfer or similar taxes as set forth in Section 4.08.
The date on which the Holder satisfies all of the applicable requirements set forth above shall be the “Conversion Date” with respect to such Notes surrendered for conversion. The Conversion Agent will, as promptly as possible, and in any event within one Business Day of the receipt thereof, provide the Company with notice of any conversion by a Holder of the Notes.
     (c) Each Conversion Notice shall state the name or names (with address or addresses) in which any certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. All such Notes surrendered for conversion shall, unless the shares of Common Stock issuable on conversion are to be issued in the same name as the registration of such Notes, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or its duly authorized attorney.
     (d) In case any Notes of a denomination greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Notes so surrendered, without charge, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.
     Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) surrendered for conversion on the relevant Conversion Date; provided, however, that the person in whose name the certificate for any shares of Common Stock delivered upon conversion is registered shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the applicable Cash Settlement Averaging Period, subject to Section 4.04(h) (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon the Conversion Date of Notes surrendered for conversion, such person shall no longer be a Holder with respect to such Notes.
     (e) Upon the conversion of a beneficial interest in Global Notes, the Conversion Agent shall make a notation in its records as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Notes effected through any Conversion Agent other than the Trustee.
     (f) Notwithstanding the foregoing, a Note in respect of which a Holder has delivered a Fundamental Change Purchase Notice exercising such Holder’s right to require the Company to purchase such Note may be converted only if such Fundamental Change Purchase Notice is withdrawn in accordance with Section 3.03 prior to the relevant Fundamental Change Purchase Expiration Time, except to the extent that a portion of such Holder’s Note is not subject to such Fundamental Change Purchase Notice.

               Section 4.03 Settlement Upon Conversion. (a) Subject to this Section 4.03 and Section 4.06(b), upon conversion of any Note, the Company may elect to deliver to Holders in full satisfaction of its Conversion Obligation in respect of each $1,000 principal amount of Notes being converted: cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 4.03(d) (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 4.03(d) (“Combination Settlement”).
          (1) The Company shall from time to time make an election with respect to the Settlement Method it chooses to satisfy its Conversion Obligation (a “Settlement Election”). Each Settlement Election shall be effective until the Company provides a notice of a different Settlement Election (each such notice, a “Settlement Election Notice”), and such different Settlement Election becomes effective. The Company may not make a different Settlement Election after the 165th Scheduled Trading Day preceding the Stated Maturity. As of the date of this Supplemental Indenture, the Company has made a Settlement Election of Combination Settlement with a Specified Dollar Amount equal to $1,000. If the Company makes a different Settlement Election, the Company shall provide to all Holders, the Trustee and the Conversion Agent a Settlement Election Notice with respect to each Settlement Election specifying the newly chosen Settlement Method, the effective date of such Settlement Election (which cannot be earlier than the third Scheduled Trading Day following the delivery of such Settlement Election Notice) and in the case of Combination Settlement, the Specified Dollar Amount. If the Company makes a Settlement Election specifying Combination Settlement in respect of its Conversion Obligation but does not specify a Specified Dollar Amount in the notice of such Settlement Election, the Specified Dollar Amount shall be deemed to be equal to $1,000. Simultaneously with providing such Settlement Election Notice, the Company shall issue a press release containing the relevant information and make such information available on its website.
     In addition, the Company may at any time irrevocably elect Combination Settlement with a Specified Dollar Amount of $1,000; provided, however, that after the 165th Scheduled Trading Day preceding the Stated Maturity, in no event may the Company make such irrevocable election if such election would result in a different Settlement Method. The Company may make such irrevocable election in its sole discretion without any consent of the Holders. If the Company chooses to make this irrevocable election, the Company shall provided notice to all Holders, the Trustee and the Conversion Agent. Simultaneously with providing such notice, the Company shall issue a press release containing the relevant information and make this information available on its website. Following such irrevocable election, the Company will not have the right to make a different Settlement Election.
          (2) The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:
     (a) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Company shall deliver to the converting Holder a number of shares of Common Stock per $1,000 principal amount of Notes being converted equal to the applicable Conversion Rate together with cash, if applicable, in lieu of fractional share of Common Stock in accordance with Section 4.03(d);
     (b) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period; and
     (c) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall pay and deliver, as the case may be, for each $1,000 principal amount of Notes being converted, an amount of cash and shares of Common Stock equal to the sum of the Daily Settlement Amounts for each of the 80 consecutive Trading Days during the applicable Cash Settlement Averaging Period, together with cash, if applicable, in lieu of any fractional share of Common Stock in accordance with Section 4.03(d).
          (3) The Company shall pay or deliver, as the case may be, the consideration due in respect of its Conversion Obligation (i) on the third Business Day immediately following the applicable Conversion Date, if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement; provided that for all such conversions occurring on or after the Regular Record Date immediately preceding the Stated Maturity, the Company shall deliver the shares of Common Stock on the Stated Maturity; and (ii) on the third Business Day immediately following the last Trading Day of the applicable Cash Settlement Averaging Period, if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement or Combination Settlement.
     (b) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Cash Settlement Averaging Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable in lieu of any fractional share in accordance with Section 4.03(d), the Company shall notify the Trustee in writing and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash deliverable in lieu of fractional shares of Common Stock. The Trustee and the Conversion Agents (if other than the Trustee) shall have no responsibility for any such determination.
     (c) Upon the conversion of any Notes, the Holder of such Notes shall not be entitled to receive any separate cash payment for accrued and unpaid interest, if any, except to the extent specified below. The Company’s delivery to the Holder of cash, shares of Common Stock, or a combination of cash and shares of Common Stock, together with any cash payment for any fractional share of Common Stock, if applicable, issuable upon conversion shall be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Notes so converted and accrued and unpaid interest, if any, to, but not including, the Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest shall be deemed to be paid first out of any cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on any Regular Record Date and prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes at the close of business on such Regular Record Date shall receive the interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted (whether or not the Holder was a Holder of record on such Regular Record Date); provided that no such payment need be made on Notes converted:
               (A) after the close of business on the Regular Record Date immediately preceding the Stated Maturity,
               (B) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date, or
               (C) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note.
     (d) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of any fractional share of Common Stock issuable upon conversion based on (i) the Daily VWAP of the Common Stock on the relevant Conversion Date (in the case of Physical Settlement) or (ii) the Daily VWAP on the last Trading Day of the relevant Cash Settlement Averaging Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the applicable Cash Settlement Averaging Period and any fractional share remaining after such computation shall be paid in cash. In addition, if more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.
               Section 4.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 4.04, without having to convert their Notes, as if such Holders held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder. If any dividend, distribution or issuance described in this Section 4.04 is declared but not so paid or made, or any share split or combination described below in paragraph (a) is announced but the outstanding shares of Common Stock are not split or combined, as the case may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay or make such dividend, distribution or issuance, or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend, distribution, issuance, share split or share combination had not been declared or announced.
     (a) If the Company exclusively issues to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	OS1

OS0
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or such effective date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or such effective date; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
     Any adjustment made under this Section 4.04(a) shall become effective immediately after the open of business on such Ex-Dividend Date or effective date.
     (b) If the Company issues to all or substantially all holders of its Common Stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of the Common Stock, at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	OS0 + X

OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
     Any increase made under this Section 4.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of the Common Stock are not delivered upon exercise of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.
     For purposes of this Section 4.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof and the value of such consideration, if other than cash, to be determined by the Board of Directors.
     (c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding
          (1) dividends or, distributions as to which an adjustment was effected pursuant to Section 4.04(a) or Section 4.04(b);
          (2) dividends or distributions paid exclusively in cash as to the provisions set forth in Section 4.04(d) shall apply;

          (3) Spin-Offs as to which the provisions set forth below in this Section 4.04(c) shall apply; and
          (4) any dividends or distributions in connection with a Merger Event that is included in Reference Property.
(any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities of the Company, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	SP0

SP0 - FMV
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0 =	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors) of the Distributed Property distributed with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.
     If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 4.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution.
     Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of Notes shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of the Distributed Property that such Holder would have received as if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution.
     Any increase made under the above portion of this Section 4.04(c) shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution.

     With respect to an adjustment to the Conversion Rate pursuant to this Section 4.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the distribution) on a U.S. national securities exchange or reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0

MP0
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such Spin-Off;

FMV0 =	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined for purposes of the definition of Last Reported Sale Price as if such Capital Stock or similar equity interest were the Common Stock) over the first 10 consecutive Trading Day period commencing on, and including, the effective date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of Common Stock over the Valuation Period.
     The adjustment to the Conversion Rate made under the preceding paragraph shall occur on the last day of the Valuation Period but will be given effect as of the Ex-Dividend Date for the Spin-Off; provided that in respect of any conversion for which the first Trading Day of the Cash Settlement Averaging Period occurs after the effective date for a Spin-Off, but during the Valuation Period for such Spin-Off, references in the portion of this Section 4.04(c) related to Spin-Offs to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed since, and including, the effective date of such Spin-Off but before the first Trading Day of the Cash Settlement Averaging Period; provided further that if one or more Trading Days of any Cash Settlement Averaging Period occurs on or after the Ex-Dividend Date for a Spin-Off, but on or prior to the first Trading Day of the Valuation Period (which is the effective date for such Spin-Off), such Cash Settlement Averaging Period will be suspended on the first such Trading Day and will resume on the second Trading Day of the Valuation Period for such Spin-Off, with references in this portion of Section 4.04(c) related to Spin-Offs to 10 Trading Days deemed replaced with references to one (1) Trading Day.
     For the purposes of this Section 4.04(c) (and subject in all respects to Section 4.12), rights, options or warrants distributed by the Company to all holders of its Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (1) are deemed to be transferred with such shares of Common Stock; (2) are not exercisable; and (3) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.04(c), (and no adjustment to the Conversion Rate under this Section 4.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 4.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Supplemental Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date of such deemed distribution (in which case the original rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders). In addition, in the event of any distribution or deemed distribution of rights, options or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 4.04(c) was made, (1) in the case of any such rights, options or warrants which shall all have been redeemed or purchased without exercise by any Holders thereof, upon such final redemption or repurchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by holders of Common Stock with respect to such rights, options or warrants (assuming each such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.
     For purposes of this Section 4.04(c) and subsections (a) and (b) of this Section 4.04, any dividend or distribution to which this Section 4.04(c) applies which also includes one or both of:
     (a) a dividend or distribution of shares of Common Stock to which Section 4.04(a) applies (the “Clause A Distribution”);
     (b) a dividend or distribution of rights, options or warrants to which Section 4.04(b) applies (the “Clause B Distribution”), then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 4.04(c) applies (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 4.04(c) with respect thereto shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 4.04(a) and Section 4.04(b) with respect thereto shall then be made, except that, if determined by the Company, (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend

Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or such effective date” within the meaning of Section 4.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 4.04(b).
     (d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, other than a regular, quarterly cash dividend that does not exceed the Dividend Threshold, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0	x	SP0 - T

SP0 - C
where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;

SP0 =	the average of the Last Reported Sale Prices of the Common Stock over 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution (or, if the Company declares such a dividend or distribution less than 11 Trading Days prior to such Ex-Dividend Date, 10 shall be replaced with a smaller number of Trading Days that will have occurred after, and not including, such declaration date, and prior to, and not including, such Ex-Dividend Date);

T =	the Dividend Threshold in effect on the Ex-Dividend Date for such dividend or distribution; provided that if the dividend or distribution is not a regular quarterly cash dividend, the Dividend Threshold shall be deemed to be zero; and

C =	the amount in cash per share that the Company distributes to holders of the Common Stock.
     Any increase pursuant to this Section 4.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution.
     Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment, each Holder shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder had owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

     (e) If the Company or any of its Subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)

OS0 x SP1
where,

CR0 =	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of Common Stock purchased in such tender offer or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.
     The adjustment to the Conversion Rate under this Section 4.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that for purposes of determining the applicable Conversion Rate in respect of any conversion during the 10 Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date, references in this Section 4.04(e) with respect to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date, but excluding, the Conversion Date.
     (f) To the extent permitted by law and any applicable stock exchange rules, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days. Whenever the Conversion Rate is increased pursuant to this Section 4.04(f), the Company shall mail to Holders of record of the Notes a notice of the increase at least 10 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
     (g) The Company may (but shall not be required to) increase the Conversion Rate, in addition to any adjustments pursuant to Section 4.04(a), 4.04(b), 4.04(c), 4.04(d), 4.04(e) or 4.04(f), if the Board of Directors considers such increase to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     (h) If a Holder converts a Note and, on any Trading Day during the applicable Cash Settlement Averaging Period:
          (1) shares of Common Stock are deliverable as part of the Daily Settlement Amount for such Trading Day;
          (2) an Adjustment Event has occurred, but will not result in an adjustment to the Conversion Rate for such Trading Day for such Holder; and
          (3) the shares of Common Stock that the Holder shall receive as part of the Daily Settlement Amount for such Trading Day will not be entitled to participate in the distribution or transaction requiring the adjustment (because such shares were not held by such Holder on the record date corresponding to such distribution or transaction or otherwise), then the Company will adjust the number of shares of Common Stock or cash deliverable to such Holder as part of the Daily Settlement Amount for such Trading Day in a manner that appropriately reflects the relevant distribution or transaction requiring adjustment.
     (i) All calculations under this Article 4 shall be made by the Company and shall be made to the nearest cent (including, in the case of any adjustment to the Conversion Rate, the resulting adjustment to the Conversion Price) or to the nearest one ten-thousandth of a share. No adjustment to the Conversion Rate shall be made pursuant to Sections 4.04(a) — (e) in such a manner as to result in the reduction to the Conversion Price to less than the par value per share of the Common Stock.
     (j) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee and any Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the

Conversion Rate to each Holder of the Notes. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
     (k) For purposes of this Section 4.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
     (l) Except as stated in this Section 4.04 and Section 4.12, the Company will not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities. In addition, notwithstanding any of the foregoing, the applicable Conversion Rate will not be adjusted:
          (1) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
          (2) upon the issuance of any shares of Common Stock or options or rights to purchase those shares to or pursuant to any present or future employee, director or consultant benefit or deferred compensation plan or program of or assumed by the Company or any of its Subsidiaries;
          (3) stock repurchases that are not tender offers referred to Section 4.04(e), including structured or derivative transactions, pursuant to a stock repurchase program approved by the Board of Directors;
          (4) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (2) of this Section 4.04(l) and outstanding as of the date the Notes were first issued;
          (5) for a change in the par value of the Common Stock; or
          (6) for accrued and unpaid interest on the Notes, if any.
     (m) Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share. No adjustment will be made pursuant to this Section 4.04 in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, any such adjustments less than 1% of the Conversion Rate will be carried forward and the Company will make such carried forward adjustment to the Conversion Rate on the Conversion Date for any Notes and on each Trading Day of a Cash Settlement Averaging Period with respect to any Conversion Date for any Notes, regardless of whether the aggregate adjustment is less than 1%.

               Section 4.05 Certain Other Adjustments. Whenever any provision of the Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including any Cash Settlement Averaging Period), the Company shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.
               Section 4.06 Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change. (a) If a Make-Whole Fundamental Change occurs and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under certain circumstances, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Conversion Notice is received by the Conversion Agent from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the first proviso in clause (2) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).
     (b) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Company shall satisfy the related Conversion Obligation based on the Settlement Method then in effect in accordance with Section 4.03; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in Clause (2) of the definition of Fundamental Change, the Reference Property is comprised entirely of cash, then, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the Make-Whole Fundamental Change and shall be deemed to be an amount equal to the applicable Conversion Rate (as increased by the number of Additional Shares, if any) multiplied by such Stock Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the third Business Day following the applicable Conversion Date.
     (c) The number of Additional Shares, if any, by which the Conversion Rate will be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (2) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-

Whole Fundamental Change. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date of the event occurs, during such five consecutive Trading Day period.
     The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:
          (1) If the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year.
          (2) If the Stock Price is greater than $180.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.06(d)), the Conversion Rate shall not be increased.
          (3) If the Stock Price is less than $53.32 per share (subject to adjustments in the same manner as the Stock Prices set forth in the column headings of the table in Schedule A pursuant to Section 4.06(d)), the Conversion Rate shall not be increased.
Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion exceed 18.7546 shares per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth in Section 4.04.
     (d) The Stock Prices set forth in the column headings of the table in Schedule A hereto shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 4.04.
     (e) The Company shall notify the Holders of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.
               Section 4.07 Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale. (a) In the case of:
          (1) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);
          (2) any consolidation, merger or share exchange involving the Company; or

          (3) any sale, conveyance, transfer, lease or disposition to a third party of the consolidated assets of the Company and its Subsidiaries taken as a whole;
in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes based on the Common Stock will, without the consent of the Holders of the Notes, shall be changed into a right to convert such principal amount of Notes based on the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the type and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that (i) the Company shall continue to have the right to elect the Settlement Method upon conversion of the Notes in accordance with Section 4.03 and (ii) (x) any amount payable in cash upon conversion of the Notes in accordance with Section 4.03 shall continue to be payable in cash, (y) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 4.03 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event and (z) the Daily VWAP shall be calculated based on the value of a unit of Reference Property; provided however that if the Holders of the Common Stock receive only cash in such Merger Event, the amount deliverable upon conversion shall equal, for each $1,000 principal amount of Notes, the Conversion Rate in effect on the Conversion Date multiplied by the price paid per share of the Common Stock in such Merger Event and settlement will occur on the third Business Day following the Conversion Date.
     If, as a result of the Merger Event, each share of Common Stock is converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (x) the Reference Property based on which the Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, and (y) the unit of Reference Property for purposes of the foregoing sentence shall refer to the consideration referred to in clause (x) attributable to one share of Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.
     The Company shall not become a party to any such Merger Event unless its terms are consistent with this Section 4.07. Such supplemental indenture described in the second immediately preceding paragraph shall provide for adjustments which shall be as nearly equivalent to the adjustments provided for in this Article 4 in the judgment of the Board of Directors or the board of directors of the successor person. If, in the case of any such Merger Event, the Reference Property receivable thereupon by a holder of Common Stock includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a person other than the successor or purchasing person, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other person.
     (b) The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Holder, at the address of such Holder as it appears on the register of the Notes maintained by the Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture. The above provisions of this Section 4.07 shall similarly apply to successive Merger Events. If this Section 4.07 applies to any Merger Event, Section 4.04 shall not apply.
     (c) In connection with any Merger Event, the Dividend Threshold shall be subject to adjustment as described in clause (1), clause (2) or clause (3) below, as the case may be.
          (1) In the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the second paragraph of subsection (a) above and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock (the “Merger Common Stock”), the Dividend Threshold at the effective time of such Merger Event shall be equal to (x) the Dividend Threshold immediately prior to the effective time of such Merger Event, divided by (y) the number of shares of Merger Common Stock that a holder of one share of Common Stock would receive in such Merger Event (such quotient rounded down to nearest cent) (subject to adjustment as provided in 4.04(d)).
          (2) In the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the second paragraph of subsection (a) above and excluding any dissenters’ appraisal rights) is composed in part of shares of Merger Common Stock, the Dividend Threshold at the effective time of such Merger Event shall be equal to (x) the Dividend Threshold immediately prior to the effective time of such Merger Event, multiplied by (y) the Merger Valuation Percentage for such Merger Event (such product rounded down to nearest cent) (subject to adjustment as provided in 4.04(d)).
          (3) For the avoidance of doubt, in the case of a Merger Event in which the Reference Property (determined, as appropriate, pursuant to the second paragraph of subsection (a) above and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock, the Dividend Threshold at and after the effective time of such Merger Event shall be equal to zero.
     (d) For purposes of subsection (c) of this Section 4.07, the following terms shall have the following meanings:
          (1) The “Merger Valuation Percentage” for any Merger Event shall be equal to (x) the arithmetic average of the Last Reported Sale Prices of one share of such Merger Common Stock over the relevant Merger Valuation Period (determined as if references to “Common Stock” in the definition of “Last Reported Sale Price” were references to the “Merger

Common Stock” for such Merger Event), divided by (y) the arithmetic average of the Last Reported Sale Prices of one share of Common Stock over the relevant Merger Valuation Period.
          (2) The “Merger Valuation Period” for any Merger Event means the five consecutive Trading Day period immediately preceding, but excluding, the effective date for such Merger Event.
               Section 4.08 Taxes on Shares Issued The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto; provided, however, that if such documentary, stamp or similar issue or transfer tax is due because the Holder or beneficial owner of such Notes has requested that shares of Common Stock be issued in a name other than that of the Holder or beneficial owner of the converted Notes, then such taxes shall be paid by such Holder or beneficial owner, and the Company shall not be required to issue or deliver any stock certificate evidencing such shares unless and until such Holder or beneficial owner shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
               Section 4.09 Reservation of Shares; Shares to be Fully Paid; Compliance With Governmental Requirements; Listing of Common Stock The Company shall reserve, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to satisfy conversion of the Notes from time to time as such Notes are presented for conversion (assuming that, at the time of the computation of such number of shares or securities, all such Notes would be converted by a single Holder and that Physical Settlement is applicable).
     The Company covenants that all shares of Common Stock that may be issued upon conversion of Notes shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, fully paid and non-assessable and shall be free from preemptive rights and free from any tax, lien or charge (other than those created by the Holder).
     The Company shall list or cause to have quoted any shares of Common Stock to be issued upon conversion of Notes on each national securities exchange or over-the-counter or other domestic market on which the Common Stock is then listed or quoted.
               Section 4.10 Responsibility of Trustee The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder of Notes to determine or calculate the Conversion Rate, to determine whether any facts exist which may require any adjustment of the Conversion Rate, or to confirm the accuracy of any such adjustment when made or the appropriateness of the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any other securities or property that may at any time be issued or delivered upon the conversion of any Notes; and the Trustee and the Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Notes for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 4. The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including its capacity as Conversion Agent and if it is so appointed by the Company and accepts such appointment, as Bid Solicitation Agent.
               Section 4.11 Notice to Holders Prior to Certain Actions In case of any:
     (a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 4.04 or Section 4.12; or
     (b) Merger Event; or
     (c) voluntary or involuntary dissolution, liquidation or winding up of the Company or any of its Subsidiaries;
then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Supplemental Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be mailed to each Holder of Notes at such Holder’s address appearing in the Register, which the Company shall provide to the Trustee, except with respect to notice periods otherwise specified in this Supplemental Indenture (in which case such other provisions setting forth notice periods shall control) as promptly as practicable but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (y) the date on which such Merger Event, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend (or any other distribution), Merger Event, dissolution, liquidation or winding up.
               Section 4.12 Stockholder Rights Plan. Each share of Common Stock, if any, issued upon conversion of Notes pursuant to this Article 4 shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any stockholder rights plan adopted by the Company and in effect upon conversion of such Notes, as the same may be amended from time to time. Notwithstanding the foregoing, if prior to any conversion such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement, the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed to all holders of the Common Stock, shares of the Company’s Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants as described in Section 4.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
ARTICLE 5.
REMEDIES
               Section 5.01 Events of Default. Each of the following events shall be an “Event of Default” wherever used herein with respect to the Notes, and, except to the extent set forth in this Section 5.01, the Notes shall not have the benefit of any “Event of Default” specified in Section 6.1 of the Original Indenture, which shall not apply with respect to the Notes, and this Section 5.01 supersedes the entirety thereof:
     (a) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the provisions of Article 10;
     (b) default in the payment of principal of any Note when due and payable at Stated Maturity, upon purchase in connection with a Fundamental Change, upon declaration of acceleration or otherwise, when the same becomes due and payable, whether or not prohibited by the provisions of Article 10;
     (c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Supplemental Indenture upon exercise of a Holder’s conversion right, whether or not any cash payment due upon conversion is prohibited by the provisions of Article 10, and such failure continues for five Business Days following the last Business Day of the relevant period set forth in Section 4.03(a)(3) for the settlement of such conversion;
     (d) failure by the Company to comply with its obligations under Section 8.01;
     (e) failure by the Company to provide a Fundamental Change Company Notice pursuant to Section 3.01(b), notice of a Make-Whole Fundamental Change pursuant to Section 4.06(e) or notice of a specified corporate transaction required by Section 4.01(b)(3) or Section 4.01(b)(4) in accordance with the relevant Section, in each case when due;
     (f) failure by the Company to comply with any of its other agreements (other than a covenant or warranty or default in whose performance or whose breach is elsewhere in this Section 5.01 specifically provided for) contained in the Notes or this Supplemental Indenture for 60 days after the Company has received written notice of such default from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes;
     (g) default by the Company or any of its Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $50.0 million in the aggregate of the Company or any such Subsidiary, whether such indebtedness exists on the date of this Supplemental Indenture or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or

(ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;
     (h) failure by the Company or any of its Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;
     (i) the Company or any of its Significant Subsidiaries:
          (1) commences a voluntary case,
          (2) consents to the entry of an order for relief against it in an involuntary case,
          (3) consents to the appointment of a custodian of it or for all or substantially all of its property,
          (4) makes a general assignment for the benefit of its creditors, or
          (5) generally is not paying its debts as they become due; and
     (j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
          (1) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case;
          (2) appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company or any of its Significant Subsidiaries; or
          (3) orders the liquidation of the Company or any of its Significant Subsidiaries; and the order or decree remains unstayed and in effect for 60 consecutive days.
               Section 5.02 Acceleration. If an Event of Default (other than an Event of Default specified under Section 5.01(i) or Section 5.01(j) with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of then outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then Outstanding Notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately, subject to Section 10.04. If an Event of Default arising under Section 5.01(i) or Section 5.01(j) with respect to the Company occurs, the principal of, and accrued and unpaid interest on, all of the Notes shall become immediately due and payable without any declaration or other act of the Holders or any act on the part of the Trustee, subject to Section 10.04.

               Section 5.03 Additional Interest. Notwithstanding any provisions of the Indenture to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to (i) its failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or (ii) its failure to comply with its obligations in Section 4.4 of the Original Indenture, as modified by Section 2.03 of this Supplemental Indenture, shall for the 364 days after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes Outstanding (“Additional Interest”) for each day during the 180-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, which such Additional Interest shall be increased by an additional 0.25% per annum, on the 181st day after such Event of Default (if such Event of Default is not cured or waived prior to such 181st day), provided that the rate at which such Additional Interest accrues may in no event exceed 0.50% per annum. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 365th day after such Event of Default occurs (if such Event of Default is not cured or waived prior to such 365th day), such Additional Interest shall cease to accrue and the Notes shall be subject to acceleration as provided in Section 5.02. This Section 5.03 shall not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 5.03, the Notes shall be subject to acceleration as provided in Section 5.02.
     In order to elect to pay Additional Interest as the sole remedy during the first 364 days after the occurrence of an Event of Default described in the immediately preceding paragraph, the Company must give notice to Holders of the Notes, the Trustee and the Paying Agent of such election prior to the beginning of such 364-day period. Upon the failure to timely give all Holders, the Trustee and the Paying Agent such notice, the Notes shall be immediately subject to acceleration as provided in Section 5.02.
               Section 5.04 Waiver; Unconditional Right of Holders to Receive Amounts Due Upon Conversion. (a) The Holders of a majority in aggregate principal amount of Notes then outstanding may, on behalf of the Holders of all Notes, waive all past Defaults (except with respect to the Company’s (a) nonpayment of the principal of or interest on any Note, (b) failure to pay or deliver, as the case may be, the consideration due upon conversion in accordance with Article 4 or (c) failure to pay the Fundamental Change Purchase Price (if applicable) in accordance with Article 3) and rescind any acceleration arising under Section 5.02 with respect to the Notes and its consequences if:
          (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
          (2) all existing Events of Default, other than the nonpayment of the principal of and interest, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

     (b) In addition to the circumstances set forth in Section 6.7 of the Original Indenture and notwithstanding any provision to the contrary in the Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive amounts due upon conversion in accordance with Article 4 and the Fundamental Change Purchase Price (if applicable) in accordance with Article 3 and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such Holder.
               Section 5.05 Notice of Defaults. Notwithstanding any provision to the contrary in the Indenture, (a) the list of exceptions in Section 7.5 of the Original Indenture pursuant to which the Trustee may not withhold notice of any Default under the Indenture shall include the payment of the Fundamental Change Purchase Price (if applicable) in accordance with Article 3 and the payment or delivery, as the case may be, of the consideration due upon conversion of the Notes in accordance with Article 4 and (b) in addition to any obligations of the Company under Section 7.5 of the Original Indenture, the Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute an Event of Default, the status of such events and what action the Company is taking or proposes to take in respect thereof.
               Section 5.06 Overdue Payments. Payments of (a) principal of the Notes, (b) to the extent lawful, interest on the Notes and (c) the Fundamental Change Purchase Price (if applicable) in accordance with Article 3 that are not made when due shall, in each case, accrue interest at the annual rate of the then-applicable interest rate of the Notes from the required payment date (any such amounts, “Defaulted Amounts”); provided, however, that any such payment that is required to be made on any day that is not a Business Day will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. The Company shall pay any such Defaulted Amounts in accordance with the provisions of Section 2.13 of the Original Indenture and, for this purpose, each reference to Defaulted Interest in the Original Indenture shall be deemed to be a reference to Defaulted Amounts. In addition, all references in Section 6.3 and Section 6.8 of the Original Indenture to “principal” shall, with respect to the Notes, be deemed to be references to “principal (including the Fundamental Change Purchase Price, if applicable)” and all references to any “Event of Default” in Section 6.8 of the Original Indenture shall, with respect to the Notes, be deemed to be references to any Event of Default specified in Sections 5.01(a), (b) or (c).
ARTICLE 6.
SATISFACTION AND DISCHARGE
               Section 6.01 Satisfaction and Discharge of the Supplemental Indenture. Articles VIII and XI of the Original Indenture shall not apply to the Notes. Instead, the satisfaction and discharge provisions set forth in this Article 6 shall, with respect to the Notes, supersede in their entirety Articles VIII and XI of the Original Indenture, and all references in the Original Indenture to Articles VIII and XI thereof and satisfaction and discharge provisions therein, as the case may be, shall, with respect to the Notes, be deemed to be references to this Article 6 and the satisfaction and discharge provisions set forth in this Article 6, respectively. When (a) the Company shall deliver to the Registrar for cancellation all Notes theretofore authenticated (other than any Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) and not theretofore canceled, or (b) all the Notes not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable (whether at Stated Maturity, on any Fundamental Change Purchase Date, upon conversion or otherwise) and the Company shall deposit with the Trustee, in trust, or deliver to the Holders, as applicable, shares of Common Stock, cash or cash and shares of Common Stock (in the case of any conversion to which Physical Settlement, Cash Settlement or Combination Settlement, respectively, applies), if any, sufficient to pay all amounts due (and shares of Common Stock deliverable following conversion, if applicable) on all of such Notes (other than any Notes that shall have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Notes shall have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due, accompanied, except in the event the Notes are due and payable solely in cash at the Stated Maturity of the Notes or upon an earlier Fundamental Change Purchase Date, by a verification report as to the sufficiency of the deposited amount from an independent certified accountant or other financial professional reasonably satisfactory to the Trustee (which may include any of the Underwriters), and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then this Supplemental Indenture shall cease to be of further effect (except as to (i) rights hereunder of Holders of the Notes to receive all amounts owing upon the Notes and the other rights, duties and obligations of Holders of the Notes, as beneficiaries hereof with respect to the amounts, if any, so deposited with the Trustee and (ii) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on written demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel as required by Section 12.4 of the Original Indenture and at the cost and expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Supplemental Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee, including the fees and expenses of its counsel, and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Supplemental Indenture or the Notes.
               Section 6.02 Deposited Monies to Be Held in Trust by Trustee. Subject to Section 6.04, all monies and shares of Common Stock, if any, deposited with the Trustee pursuant to Section 6.01 shall be held in trust for the sole benefit of the Holders of the Notes, and such monies and shares of Common Stock shall be applied by the Trustee to the payment, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the particular Notes for the payment, settlement or redemption of which such monies or shares of Common Stock have been deposited with the Trustee, of all sums or amounts due and to become due thereon for principal and interest, if any.
               Section 6.03 Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Supplemental Indenture, all monies and shares of Common Stock, if any, then held by any Paying Agent (if other than the Trustee) shall, upon written request of the Company, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies and shares of Common Stock.
               Section 6.04 Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies and shares of Common Stock deposited with or paid to the Trustee for payment of the principal of or interest, if any, on the Notes and not applied but remaining unclaimed by the Holders of the Notes for two years after the date upon which the principal of or interest, if any, on such Notes, as the case may be, shall have become due and payable, shall be repaid to the Company by the Trustee on demand, and all liability of the Trustee shall thereupon cease with respect to such monies and shares of Common Stock; and the Holder of any of the Notes shall thereafter look only to the Company for any payment or delivery that such Holder of the Notes may be entitled to collect unless an applicable abandoned property law designates another person.
               Section 6.05 Reinstatement. If the Trustee or the Paying Agent is unable to apply any money or shares of Common Stock in accordance with Section 6.02 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 6.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money and shares of Common Stock in accordance with Section 6.02; provided, however, that if the Company makes any payment of interest on, principal of or payment or delivery in respect of any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or shares of Common Stock, if any, held by the Trustee or Paying Agent.
ARTICLE 7.
SUPPLEMENTAL INDENTURES
               Section 7.01 Supplemental Indentures Without Consent of Holders. In lieu of Section 9.1 of the Original Indenture, the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Holder of the Notes to:
     (a) provide for the assumption by a Successor Company of the Company’s obligations under the Indenture;
     (b) add guarantees with respect to the Notes;
     (c) secure the Notes;
     (d) add to the Company’s covenants for the benefit of the Holders or surrender any right or power conferred upon the Company by the Indenture;
     (e) make any change that does not adversely affect the rights of any Holder, including without limitation curing any omission, ambiguity, manifest error or defect and correcting any inconsistency in the Indenture;
     (f) add provisions for the issuance of Additional Notes;
     (g) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;.

     (h) add additional Events of Default;
     (i) evidence the acceptance or appointment of a successor Trustee;
     (j) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; or
     (k) conform any provision of this Supplemental Indenture and the form or terms of the Notes to the “Description of Debt Securities” section as set forth in the final prospectus related to the offering and sale of the Notes dated August 2, 2010, as amended and supplemented by the “Description of Notes” section as set forth in the final prospectus supplement related to the offering and sale of the Notes dated August 3, 2010, as supplemented by a pricing term sheet to the extent that such description was intended to be a verbatim recitation of a provision in the Supplemental Indenture or the form or terms of the Notes.
               Section 7.02 Supplemental Indentures With Consent of Holders. Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then Outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). In lieu of Section 9.2 of the Original Indenture, which shall not apply with respect to the Notes, without the consent of each Holder affected thereby, no amendment, supplement or waiver, including a waiver in relation to a past Event of Default, may:
     (a) reduce the percentage of the aggregate principal amount of then Outstanding Notes whose Holders must consent to an amendment of the Indenture or to waive any past Default;
     (b) reduce the rate of or extend the stated time for payment of interest on any Notes;
     (c) reduce the principal of, or extend the Stated Maturity of any Notes;
     (d) make any change that adversely affects the conversion rights of any Notes;
     (e) reduce the Fundamental Change Purchase Price of any Note or amend or modify in any manner adverse to the Holders of Notes the Company’s obligation to make any such payment, whether through an amendment or waiver of provisions in the covenants, definitions related thereto or otherwise;
     (f) make any Notes payable in any currency other than that stated in the Notes;

     (g) change the ranking of the Notes;
     (h) impair the right of any Holder to receive payment of principal of and interest on, or the consideration due upon conversion of, such Holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or
     (i) make any change to the provisions of Article 10 if such change would adversely affect the rights of the Holders.
     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
               Section 7.03 Notice of Amendment or Supplement. After an amendment or supplement under this Article 7 or Article IX of the Original Indenture becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.
ARTICLE 8.
SUCCESSOR COMPANY
               Section 8.01 Consolidation, Merger and Sale of Assets. The provisions in Articles V of the Original Indenture shall not apply with respect to the Notes, and this Article 8 supersedes the entirety thereof. The Company shall not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to, another person, unless:
     (a) the resulting, surviving or transferee person (if not the Company) (the “Successor Company”) is a corporation or limited liability company (that is treated as a corporation for U.S. federal income tax purposes) organized and existing under the laws of the U.S., any state thereof or the District of Columbia and such Successor Company (if not the Company) expressly assumes by supplemental indenture all of the Company’s obligations under the Notes and the Indenture;
     (b) if as a result of such transaction the Notes become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of the Company or such Successor Company under the Notes and the Supplemental Indenture;
     (c) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing under the Indenture; and
     (d) the Company has delivered to the Trustee the Officers’ Certificate and Opinion of Counsel pursuant to Section 8.03.

               Section 8.02 Successor Person Substituted. In case of any such consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 8.01, in which the Company is not the Successor Company and upon the assumption by the Successor Company by supplemental indenture executed and delivered to the Trustee of the due and punctual payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company, such Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if it had been named herein as the party of this first part, and the Company shall be discharged from its obligations under the Notes and the Indenture, except in the case of any such lease. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Supplemental Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or other disposition upon compliance with this Article 8 the person named as the “Company” in the first paragraph of this Supplemental Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 8 may be dissolved, wound up and liquidated at any time thereafter and such person shall be discharged from its liabilities as obligor and maker of the Notes and from its obligations under the Indenture.
               Section 8.03 Opinion of Counsel to Be Given to Trustee. Prior to execution of any supplemental indenture pursuant to this Article 8, the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel in accordance with Section 12.4 of the Original Indenture as conclusive evidence that consolidation, merger, sale, conveyance, transfer, lease or other disposition set forth in Section 8.01 and any such assumption complies with the provisions of this Article 8.
ARTICLE 9.
MISCELLANEOUS
               Section 9.01 Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH OF THE NOTES, AND ANY CLAIM CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND EACH OF THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               Section 9.02 Legal Holidays. All references in Section 12.7 of the Original Indenture to “Repayment Date” shall, for purposes of the Notes, be deemed to be references to “Fundamental Change Purchase Date.”
               Section 9.03 No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
               Section 9.04 Trust Indenture Act. This Supplemental Indenture will be subject to, and governed by, the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.
               Section 9.05 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any person (including any Registrar, any Paying Agent, any Conversion Agent, any Bid Solicitation Agent and their successors hereunder), other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.
               Section 9.06 Calculations. Except as otherwise provided in this Supplemental Indenture, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, accrued interest payable on the Notes and the Conversion Rate. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the request of that Holder at the sole cost and expense of the Company.
               Section 9.07 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
               Section 9.08 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
               Section 9.09 Separability Clause. In case any provision in this Supplemental Indenture or in any Note or coupon shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
               Section 9.10 Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. For the avoidance of doubt, each of the Company and each Holder of the Notes, by its acceptance of such Notes, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Original Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.
               Section 9.11 The Trustee. The recitals in this Supplemental Indenture are made by the Company only and not the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as set forth in full herein.
               Section 9.12 No Recourse Against Others No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
ARTICLE 10.
SUBORDINATION
               Section 10.01 Agreement to Subordinate. The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 10, to the prior payment in full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.
               Section 10.02 Liquidation; Dissolution; Bankruptcy Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company’s assets and liabilities:
          (1) holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes; and
          (2) until all Obligations with respect to Senior Indebtedness (as provided in clause (1) above) are paid in full, any distribution to which Holders would be entitled but for this Article 10 will be made to holders of Senior Indebtedness, as their interests may appear.

     (b) To the extent any payment of Senior Indebtedness is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, reorganization, insolvency, receivership or similar proceeding, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred and the provisions of this Article 10 will be applied accordingly.
               Section 10.03 Default on Designated Senior Indebtedness. (a) The Company may not make, directly or indirectly through any Subsidiary or other person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Senior Indebtedness have been paid in full if:
          (1) a default in the payment of principal, premium, if any, interest or any other Obligation due on any Designated Senior Indebtedness (a “Payment Default”) occurs and is continuing (including, without limitation, a payment that has become due as a result of the acceleration of any Designated Senior Indebtedness); or
          (2) any other default (a “Nonpayment Default”) occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or a Representative of such holders. The Trustee shall promptly deliver a copy of any Payment Blockage Notice received by it to the Company and the Company shall promptly deliver such copy to all holders of Designated Senior Indebtedness. If the holders of a majority in principal amount of all Designated Senior Indebtedness outstanding at the time such Payment Blockage Notice is delivered to the Company shall, within 10 days of their receipt thereof, deliver to the Company and the Trustee a notice rescinding such Payment Blockage Notice, such Payment Blockage Notice shall be deemed not to have been delivered for all purposes of the Indenture. If the Trustee receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 10.03 unless and until at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.
     No Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
     (b) The Company may and will resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:
          (1) in the case of a Payment Default, upon the date upon which such default is cured or waived, and

          (2) in the case of a Nonpayment Default, upon the earlier of the date on which such Nonpayment Default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated (in which event the foregoing subclause (1) shall apply), if this Article 10 otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.
               Section 10.04 Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company may not make, directly or indirectly through any Subsidiary or other person, any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property until all principal and other Obligations with respect to the Senior Indebtedness have been paid in full or such acceleration is rescinded in accordance with the terms of this Supplemental Indenture. The Company will promptly notify holders of Senior Indebtedness of any such acceleration.
               Section 10.05 When Distribution Must Be Paid Over. In the event that the Trustee or any Holder of the Notes receives any payment of any Obligations with respect to the Notes at a time when the payment is prohibited by Section 10.03 or Section 10.04, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness as their interests may appear or their Representative, if any, under the agreement, indenture or other document (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
     With respect to the holders of Senior Indebtedness, the Trustee undertakes to perform only those obligations on the part of the Trustee as are specifically set forth in this Article 10, and no implied covenants or obligations with respect to the holders of Senior Indebtedness will be read into this Supplemental Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other person money or assets to which any holders of Senior Indebtedness are then entitled by virtue of this Article 10, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
               Section 10.06 Notice by Company. The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 10, but failure to give such notice will not affect the subordination of the Notes to the Senior Indebtedness as provided in this Article 10.
               Section 10.07 Subrogation. After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Indebtedness. A distribution made under this Article 10 to holders of Senior Indebtedness that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.
               Section 10.08 Relative Rights. This Article 10 defines the relative rights of Holders of Notes and holders of Senior Indebtedness. Nothing in this Supplemental Indenture will:
          (1) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of, and interest, if any, on, the Fundamental Change Repurchase Price of, and to pay or deliver any amount due upon conversion of, the Notes in accordance with their terms;
          (2) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Indebtedness; or
          (3) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Notes.
     If the Company fails because of this Article 10 to pay principal of, or interest, if any, on, the Fundamental Change Repurchase Price of, or to pay or deliver any amount due upon conversion of, the Notes in accordance with their terms, the failure is still a Default or Event of Default.
               Section 10.09 Subordination May Not Be Impaired by Company. No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Supplemental Indenture.
               Section 10.10 Distribution or Notice to Representative or Holders of Senior Indebtedness. Whenever a distribution is to be made or a notice given to holders of any series of Senior Indebtedness, the distribution may be made and the notice given to their Representative, if they have appointed one, and if no Representative has been appointed by the holders of any series of Senior Indebtedness, such distribution or notice shall be made or given directly to such holders.
     Upon any payment or distribution of assets of the Company referred to in this Article 10, the Trustee and the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 10.
               Section 10.11 Rights of Trustee and Paying Agent. Notwithstanding the provisions of this Article 10 or any other provision of the Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 10, except for any acceleration of the Notes prior to making any such payment or distribution which is known by any officer of the Trustee prior to making any such payment or distribution. The notice may only be given by the Company or a Representative. For the avoidance of doubt, no such notice shall constitute a Payment Blockage Notice unless delivered in accordance with Section 10.03(a)(2). Nothing in this Article 10 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Original Indenture.
     The Trustee in its individual or any other capacity may hold Senior Indebtedness with the same rights it would have if it were not Trustee. Any Registrar, any Paying Agent, any Conversion Agent, any Bid Solicitation Agent and their successors hereunder may do the same with like rights.
               Section 10.12 Authorization to Effect Subordination; Filing Proof of Claim. Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 10, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 of the Original Indenture at least 30 days before the expiration of the time to file such claim or any Representative, are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.
               Section 10.13 Reliance and Amendments
     (a) Each Holder of Notes by its acceptance thereof acknowledges and agrees that the subordination provisions set forth in this Article 10 are, and are intended to be, an inducement and a consideration for each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold or in continuing to hold such Senior Indebtedness.
     (b) The provisions of this Article 10 may not be amended or modified without the written consent of the holders of all Senior Indebtedness. In addition, any amendment to, or waiver of, the provisions of this Article 10 that adversely affects the rights of the

Holders of the Notes will require the consent of the Holders of a majority in aggregate principal amount of Notes then Outstanding.
               Section 10.14 No Layering The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. No such Indebtedness will be considered to be contractually subordinated or junior in right of payment to any Senior Indebtedness by virtue of being unsecured or by virtue of being secured on a junior priority basis.
               Section 10.15 No Waiver of Subordination Provisions. Without in any way limiting the generality of Section 10.09, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Article 10 or the obligations hereunder of the Holders to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any person liable in any manner for the collection of Senior Indebtedness; and (d) exercise or refrain from exercising any rights against the Company and any other person.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

TELEFLEX INCORPORATED
By:	/s/ C. Jeffrey Jacobs
	Name:	C. Jeffrey Jacobs
	Title:	Treasurer

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

SCHEDULE A
     The following table sets forth the number of Additional Shares by which they Conversion Rate shall be increased pursuant to Section 4.06 based on the Stock Price and Effective Date set forth below.

	Stock Price
Effective Date	$53.32	$55.00	$60.00	$65.00	$70.00	$80.00	$90.00	$100.00	$120.00	$140.00	$160.00	$180.00
August 9, 2010	2.4462	2.3988	1.8223	1.4229	1.1561	0.7968	0.5412	0.3503	0.1375	0.0542	0.0248	0.0075
August 1, 2011	2.4462	2.2671	1.6831	1.2788	1.0186	0.7023	0.4689	0.2975	0.1053	0.0337	0.0093	0.0000
August 1, 2012	2.4186	2.1625	1.5680	1.1563	0.8944	0.6024	0.4000	0.2501	0.0824	0.0237	0.0042	0.0000
August 1, 2013	2.3672	2.1010	1.4760	1.0431	0.7621	0.5051	0.3283	0.2038	0.0610	0.0135	0.0000	0.0000
August 1, 2014	2.3591	2.0756	1.4063	0.9483	0.6473	0.3811	0.2430	0.1443	0.0353	0.0012	0.0000	0.0000
August 1, 2015	2.3794	2.0643	1.3271	0.8247	0.4993	0.2336	0.1322	0.0626	0.0000	0.0000	0.0000	0.0000
August 1, 2016	2.4462	2.0944	1.2521	0.7020	0.3644	0.1198	0.0638	0.0228	0.0000	0.0000	0.0000	0.0000
August 1, 2017	2.4462	1.8734	0.3582	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

EXHIBIT A
[FORM OF FACE OF NOTE]
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TELEFLEX INCORPORATED
3.875% Convertible Senior Subordinated Note due 2017
No. [ ]
CUSIP No. 879369AA4
     TELEFLEX INCORPORATED, a Delaware corporation (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred to), for value received, hereby promises to pay CEDE & CO., or registered assigns, [     ] MILLION DOLLARS ($[     ]) (or such lesser principal amount as shall be reflected in the books and records of the Trustee and Depository) on August 1, 2017 unless earlier converted or repurchased, and to pay interest thereon as set forth in the manner, at the rates and to the persons set forth in the Indenture.
     This Note shall bear interest at a rate of 3.875% per annum from August 9, 2010 or from the most recent date to which interest had been paid or provided to, but excluding, the next scheduled Interest Payment Date, until the principal hereof shall be repaid. Interest on this Note will be computed on the basis of a 360-day year composed of twelve 30-day months. Interest is payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2011, to the person in whose name this Note (or one or more predecessor securities) is registered at the close of business on the Regular Record Date for such interest. Any payment that is required to be made on any day that is not a Business Day will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. Additional Interest will be payable at the option of the Company on the terms set forth in Section 5.03 of the within-mentioned Supplemental Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to such Section 5.03 and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made. The Notes will not have the benefit of Article XIII of the Original Indenture.
     The Company will pay interest on overdue principal (including the Fundamental Change Purchase Price, if applicable), and, to the extent lawful, on Defaulted Amounts, in each case at the annual rate of the then-applicable interest rate from the required payment date. Interest not paid when due and any interest on principal (including the Fundamental Change Purchase Price, if applicable) or interest not paid when due shall be paid to Holders by the Company in accordance with the provisions of Section 5.06 of the Supplemental Indenture.
     The Company shall pay principal of and interest on this Note, so long as such Note is a Global Note, in immediately available funds to the Depository or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Registrar in respect of the Notes and its agency in New York, New York as a place where Notes may be presented for payment or for registration of transfer.

     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control. This Note, and any claim or controversy or dispute arising under or related to this Note, shall be governed by, and construed in accordance with, the laws of the State of New York.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, TELEFLEX INCORPORATED has caused this instrument to be signed manually or by facsimile by two of its duly authorized Officers.
     Dated: [          ]

TELEFLEX INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
     WELLS FARGO BANK, N.A., as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.
Dated:
WELLS FARGO BANK, N.A., as Trustee
By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]
TELEFLEX INCORPORATED
3.875% Convertible Senior Subordinated Note due 2017
     This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued under an Indenture dated as of August 2, 2010, as previously amended and supplemented from time to time in accordance with the terms thereof (herein called the “Original Indenture”) and as further supplemented by the First Supplemental Indenture dated as of August 9, 2010 (herein called the “Supplemental Indenture” and the Original Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) by and between the Company and Wells Fargo Bank, N.A., herein called the “Trustee”, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture.
     This Note is not subject to redemption at the option of the Company prior to August 1, 2017 and, for the avoidance of doubt, this Note is not subject to the provisions of Article III of the Original Indenture.
     The provisions in Articles VIII and XI of the Original Indenture shall not apply with respect to the Notes, and Article 6 of the Supplemental Indenture supersedes the entirety thereof.
     The payment of principal, accrued and unpaid interest, if any, and payment of the Fundamental Change Purchase Price on the Notes are subordinated, to the extent and in the manner provided in Article 10 of the Supplemental Indenture, to the prior payment in full of all Senior Indebtedness of the Company, including Senior Indebtedness of the Company incurred after the date of the Indenture.
     As provided in and subject to the provisions of the Indenture, upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to purchase all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Purchase Date at a price equal to the Fundamental Change Purchase Price.
     As provided in and subject to the provisions of the Indenture, the Holder hereof has the right, at its option (i) during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the Business Day immediately preceding May 1, 2017, and (ii) on or after May 1, 2017, at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Stated Maturity, to convert this Note or a portion thereof that is $1,000 or an integral multiple thereof, into cash, shares of Common Stock or a combination thereof, at the Company’s election, at the applicable Conversion Rate specified in the Indenture, as adjusted from time to time and under certain circumstances as provided in the Indenture.

     As provided in and subject to the provisions of the Indenture, the Company will make all payments in respect of the Fundamental Change Purchase Price and the principal amount on the Stated Maturity thereof, as the case may be, to the holder who surrenders a Note to the Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the U.S. that at the time of payment is legal tender for payment of public and private debts.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     As provided in and subject to the provisions of the Indenture, in case certain Events of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of and interest on all Notes may be declared due and payable, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then Outstanding, and upon said declaration shall become due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal of (including the Fundamental Change Purchase Price), interest on and the consideration due upon conversion of, this Note at the time, place and rate, and in the coin and currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or its attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or Trustee may treat the person in whose name the Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary. All defined terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS
The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full

TEN COM — as tenants in common	UNIF GIFT MIN ACT Custodian
(Cust)

TEN ENT — as tenants by the entireties	(Minor)

JT TEN — as joint tenants with right of Survivorship and not as tenants in common	Uniform Gifts to Minors Act ____________(State)
Additional abbreviations may also be used though not in the above list.

ATTACHMENT 1
[FORM OF NOTICE OF CONVERSION]
To: Teleflex Incorporated
The undersigned owner of this Note hereby irrevocably exercises the option to convert this Note, or a portion hereof (which is $1,000 or an integral multiple hereof) below designated, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election, in accordance with the terms of the Indenture referred to in this Note, and directs that cash payable and any shares of Common Stock issuable and deliverable upon conversion, together with any cash in payment for fractional shares of Common Stock, and any Notes representing any unconverted principal amount hereof, be paid or issued and delivered, as the case may be, to the registered Holder hereof unless a different name has been indicated below. Subject to certain exceptions set forth in the Indenture, if this notice is being delivered on a date after the close of business on a Regular Record Date and prior to the open of business on the related Interest Payment Date, this notice is accompanied by payment of an amount equal to the interest payable on such Interest Payment Date of the principal of this Note to be converted. If any shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect hereto as set forth in Section 4.08 of the Supplemental Indenture. Any amount required to be paid by the undersigned on account of interest accompanies this Note.
Principal amount to be converted (in an integral multiple of $1,000, if less than all):

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP);
(ii) The New York Stock Exchange Medallion Program (MNSP);
(iii) The Stock Exchange Medallion Program (SEMP) or
(iv) another guarantee program acceptable to the Trustee.

Signature Guarantee

Fill in for registration of any shares of Common Stock and Notes if to be issued otherwise than to the registered Holder.

————————————————————————
(Name)

————————————————————————
(Address)

Please print Name and Address
(including zip code number)

Social Security or other Taxpayer
Identifying Number ______________________________

ATTACHMENT 2
[FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE]
To: Teleflex Incorporated
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Teleflex Incorporated (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Purchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with the applicable provisions of this Note and the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Purchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest thereon to, but excluding, such Fundamental Change Purchase Date.
In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:
Dated: _______________

Signature(s)

Social Security or Other Taxpayer Identification Number

principal amount to be repaid (if less than all): $ ,000

NOTICE: The signature on the Fundamental Change Purchase
Notice must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3
[FORM OF ASSIGNMENT AND TRANSFER]
     For value received              hereby sell(s), assign(s) and transfer(s) unto              (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints              to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Signature(s)

Signature(s) must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs:

(i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP) or (iv) another guarantee